                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 4)(1)

                             Computer Horizons Corp.
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $.10 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    205908106
                                    ---------
                                 (CUSIP Number)

                                 Eric Rosenfeld
                           Crescendo Partners II, L.P.
                         10 East 53rd Street, 35th Floor
                            New York, New York 10022
                                 (212) 319-7676
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 18, 2005
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 20 Pages)

--------------------------
(1)         The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 2 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 CRESCENDO PARTNERS II, L.P., SERIES R
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  2,401,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,401,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,401,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 3 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   CRESCENDO INVESTMENTS II, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  2,401,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,401,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,401,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 4 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          ERIC ROSENFELD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  2,411,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,411,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,411,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 5 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  F. ANNETTE SCOTT FLORIDA TRUST
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  333,996
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               333,996
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    333,996
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 6 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  RICHARD L. SCOTT FLORIDA TRUST
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  305,481
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               305,481
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    305,481
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                      /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 7 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             SCOTT FAMILY FLORIDA PARTNERSHIP TRUST
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  185,523
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               185,523
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    185,523
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 8 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 RICHARD L. SCOTT INVESTMENTS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    -0-
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                    Page 9 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          RICHARD L. SCOTT
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  333,996
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               333,996
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    333,996
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 10 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          STEPHEN T. BRAUN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  491,004
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               491,004
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    491,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 11 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                           KARL L. MEYER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  10,000
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               10,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    10,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    .03%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 12 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        ROBERT F. WALTERS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  10,000
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               10,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    10,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    .03%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 13 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                           FRANK J. TANKI
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  10,000
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               10,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    10,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    .03%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 14 of 20 Pages
--------------------                                     -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          WILLEM VAN RIJN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NETHERLANDS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  10,000
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               10,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    10,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    .03%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 15 of 20 Pages
--------------------                                     -----------------------

            The following constitutes Amendment No. 4 ("Amendment No. 4") to the
Schedule 13D filed by the undersigned.  This Amendment No. 4 amends the Schedule
13D as specifically set forth.

            Items 2 and 4 are hereby amended to add the following:

            At the Special Meeting of Shareholders of the Issuer held on October
11, 2005, the shareholders  approved the Committee's proposals (1) to remove all the existing directors serving on the Issuer's Board of Directors without cause,
(2) to fix the number of members of the Issuer's Board of Directors at five, and
(3) to elect the Committee's slate of director nominees, Eric Rosenfeld, Karl L.
Meyer, Robert F. Walters, Frank J. Tanki and Willem van Rijn, based on certified voting  results  that  were  announced  by  the  Issuer  on  October  18,  2005.
Accordingly,  the Section 13D group comprised of the Reporting  Persons has been disbanded effective October 19, 2005 and FAS Trust, RLS Trust, Family Trust, RLS
Investments,  Richard L.  Scott,  Stephen T.  Braun,  Karl L.  Meyer,  Robert F.
Walters,  Frank J. Tanki and Willem  van Rijn are no longer  Reporting  Persons.
There are currently no agreements between or among FAS Trust, RLS Trust,  Family
Trust,  RLS  Investments,  Richard L. Scott,  Stephen T.  Braun,  Karl L. Meyer,
Robert F.  Walters,  Frank J. Tanki and Willem van Rijn nor  between any of them and Crescendo Partners II, Crescendo  Investments II or Eric Rosenfeld regarding the  securities  of the  Issuer.  As  disclosed  in the proxy  statement  of the
Committee with respect to the  solicitation  of proxies at the Special  Meeting,
Crescendo  Partners II and RLS Investments  intend to seek  reimbursement of the costs of the  solicitation  from the Issuer.  Crescendo  Partners II,  Crescendo
Investments II and Eric Rosenfeld will continue filing as a group  statements on
Schedule 13D with respect to their  beneficial  ownership of  securities  of the
Issuer to the extent required by law.

            Item 5(a) is hereby amended and restated as follows:

            The  aggregate  percentage of Shares  reported  owned by each person named herein is based upon  31,427,849  Shares  outstanding,  which is the total number of Shares  reported to be  outstanding in the Issuer's  definitive  proxy statement on Schedule 14A, as filed with the Securities and Exchange  Commission on September 14, 2005.

            As of the close of business on October 20, 2005,  Crescendo Partners
II beneficially owned 2,401,600 Shares,  constituting  approximately 7.6% of the
Shares  outstanding.  As the general partner of Crescendo Partners II, Crescendo
Investments II may be deemed to beneficially  own the 2,401,600  Shares owned by
Crescendo   Partners  II,   constituting   approximately   7.6%  of  the  Shares
outstanding.  As the managing member of Crescendo  Investments II, which in turn is the general partner of Crescendo  Partners II, Mr. Rosenfeld may be deemed to beneficially  own the  2,401,600  Shares owned by Crescendo  Partners II, which, together with the 10,000 Shares underlying an option awarded to Mr. Rosenfeld as discussed below, constitutes  approximately 7.7% of the Shares outstanding.  Mr.
Rosenfeld  has sole voting and  dispositive  power with respect to the 2,401,600
Shares  owned by  Crescendo  Partners II by virtue of his  authority to vote and dispose of such Shares.  Crescendo  Investments  II and Mr.  Rosenfeld  disclaim beneficial  ownership of the Shares held by Crescendo Partners II, except to the extent of their pecuniary interest therein.

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 16 of 20 Pages
--------------------                                     -----------------------

            As of  the  close  of  business  on  October  20,  2005,  FAS  Trust beneficially owned 333,996 Shares, constituting approximately 1.1% of the Shares
outstanding,   RLS  Trust  beneficially   owned  305,481  Shares,   constituting
approximately  1.0% of the Shares  outstanding,  and Family  Trust  beneficially owned 185,523 Shares, constituting approximately 0.6% of the Shares outstanding.
Mr.  Scott has sole  voting and  dispositive  power with  respect to the 333,996
Shares  owned  by FAS  Trust,  constituting  approximately  1.1%  of the  Shares outstanding. Mr. Braun has sole voting and dispositive power with respect to the aggregate of 491,004  Shares owned by RLS Trust and Family  Trust,  constituting approximately 1.6% of the Shares outstanding.

            In connection  with their  appointment  to the Board of Directors of the  Issuer,  effective  October 18,  2005,  each of Messrs.  Rosenfeld,  Meyer,
Walters,  Tanki and van Rijn was awarded an  immediately  exercisable  option to purchase  10,000 Shares pursuant to the Issuer's 1991  Non-Qualified  Directors'
Stock  Option  Plan.  Messrs.  Meyer,  Walters,  Tanki  and  van  Rijn  and  RLS
Investments do not otherwise own any securities of the Issuer.

            Item 5(c) is hereby amended to add the following:

            There have been no  transactions  in the securities of the Issuer by the  Reporting  Persons  since the filing of Amendment No. 3 to the Schedule 13D other than the option awards discussed in Item 5(a).

            Item 5(e) is hereby amended and restated as follows:

            Effective October 19, 2005, FAS Trust, RLS Trust,  Family Trust, RLS
Investments,  Richard L.  Scott,  Stephen T.  Braun,  Karl L.  Meyer,  Robert F.
Walters,  Frank J. Tanki and Willem van Rijn ceased to be the beneficial  owners of more than 5% of the Shares of the Issuer.

            Item 6 is hereby amended to add the following:

            Effective October 19, 2005, the Reporting  Persons  terminated their obligations under the Joint Filing and Solicitation Agreement.

            Item 7 is hereby amended to add the following exhibit:

            8.   Joint  Filing  Agreement  by and among  Crescendo  Partners II,
                 L.P.,  Series  R,  Crescendo   Investments  II,  LLC  and  Eric
                 Rosenfeld, dated October 21, 2005.

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 17 of 20 Pages
--------------------                                     -----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 21, 2005                 CRESCENDO PARTNERS II, L.P., SERIES R

                                        By: Crescendo Investments II, LLC
                                            General Partner

                                        By:   /s/ Eric Rosenfeld
                                              ----------------------------------
                                        Name:  Eric Rosenfeld
                                        Title: Managing Member

                                        CRESCENDO INVESTMENTS II, LLC

                                        By:   /s/ Eric Rosenfeld
                                              ----------------------------------
                                        Name:  Eric Rosenfeld
                                        Title: Managing Member

                                        /s/ Eric Rosenfeld
                                        ----------------------------------------
                                        ERIC ROSENFELD

                                        F. ANNETTE SCOTT FLORIDA TRUST

                                        By:  /s/ Richard L. Scott
                                             -----------------------------------
                                        Name:    Richard L. Scott
                                        Title:   Trustee

                                        RICHARD L. SCOTT FLORIDA TRUST

                                        By:    /s/ Stephen T. Braun
                                               ---------------------------------
                                        Name:  Stephen T. Braun
                                        Title: Trustee

                                        SCOTT FAMILY FLORIDA PARTNERSHIP TRUST

                                        By:    /s/ Stephen T. Braun
                                               ---------------------------------
                                        Name:  Stephen T. Braun
                                        Title: Trustee

                                        RICHARD L. SCOTT INVESTMENTS, LLC

                                        By:    /s/ Richard L. Scott
                                               ---------------------------------
                                        Name:  Richard L. Scott
                                        Title: President

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 18 of 20 Pages
--------------------                                     -----------------------

                                        /s/ Richard L. Scott
                                        ----------------------------------------
                                        RICHARD L. SCOTT

                                        /s/ Stephen T. Braun
                                        ----------------------------------------
                                        STEPHEN T. BRAUN

                                        /s/ Karl L. Meyer
                                        ----------------------------------------
                                        KARL L. MEYER

                                        /s/ Robert F. Walters
                                        ---------------------------------------
                                        ROBERT F. WALTERS

                                        /s/ Frank J. Tanki
                                        ----------------------------------------
                                        FRANK J. TANKI

                                        /s/ Willem Van Rijn
                                        ----------------------------------------
                                        WILLEM VAN RIJN

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 19 of 20 Pages
--------------------                                     -----------------------

                                  EXHIBIT INDEX

         Exhibit                                                         Page

1.       Letter from  Crescendo  Partners  II,  L.P.,  Series R to the    --
         Corporate  Secretary of Computer  Horizons Corp.,  dated July
         22, 2005,  requesting a shareholders list and other corporate records (previously filed).

2.       Joint  Filing  and   Solicitation   Agreement  by  and  among    --
         Crescendo Partners II, L.P., Series R, Crescendo  Investments
         II, LLC, Eric  Rosenfeld,  F. Annette  Scott  Florida  Trust,
         Richard  L.  Scott  Florida   Trust,   Scott  Family  Florida
         Partnership  Trust,  Richard L. Scott and  Stephen T.  Braun,
         dated July 22, 2005 (previously filed).

3.       Amendment No. 1 to Joint Filing and Solicitation Agreement by    --
         and among  Crescendo  Partners II, L.P.,  Series R, Crescendo
         Investments II, LLC, Eric Rosenfeld, F. Annette Scott Florida
         Trust,  Richard L. Scott Florida Trust,  Scott Family Florida
         Partnership Trust, Richard L. Scott Investments, LLC, Richard
         L. Scott, Stephen T. Braun, Karl L. Meyer, Robert F. Walters,
         Frank J.  Tanki and Willem van Rijn,  dated  August 18,  2005
         (previously filed).

4.       Indemnification Agreement by and among Crescendo Partners II,    --
         L.P., Series R, Richard L. Scott Investments, LLC and Karl L.
         Meyer, dated August 18, 2005 (previously filed).

5.       Indemnification Agreement by and among Crescendo Partners II,    --
         L.P., Series R, Richard L. Scott  Investments,  LLC and Frank
         J. Tanki, dated August 18, 2005 (previously filed).

6.       Indemnification Agreement by and among Crescendo Partners II,    --
         L.P., Series R, Richard L. Scott Investments,  LLC and Robert
         F. Walters, dated August 18, 2005 (previously filed).

7.       Indemnification Agreement by and among Crescendo Partners II,    --
         L.P., Series R, Richard L. Scott Investments,  LLC and Willem
         van Rijn, dated August 18, 2005 (previously filed).

8.       Joint Filing  Agreement by and among  Crescendo  Partners II,    20
         L.P.,  Series  R,  Crescendo  Investments  II,  LLC and  Eric
         Rosenfeld, dated October 21, 2005.

--------------------                                     -----------------------
CUSIP No. 205908106                   13D                   Page 20 of 20 Pages
--------------------                                     -----------------------

                             JOINT FILING AGREEMENT

            In  accordance  with  Rule  13d-1(k)(1)(iii)  under  the  Securities
Exchange  Act of 1934,  as amended,  the persons  named below agree to the joint filing on behalf of each of them of a Statement  on Schedule  13D dated  October
21, 2005  (including  amendments  thereto)  with  respect to the  securities  of
Computer Horizons Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 21, 2005                 CRESCENDO PARTNERS II, L.P., SERIES R

                                        By: Crescendo Investments II, LLC
                                            General Partner

                                        By:   /s/ Eric Rosenfeld
                                              ----------------------------------
                                        Name: Eric Rosenfeld
                                        Title: Managing Member

                                        CRESCENDO INVESTMENTS II, LLC

                                        By:   /s/ Eric Rosenfeld
                                              ----------------------------------
                                        Name:  Eric Rosenfeld
                                        Title: Managing Member

                                        /s/ Eric Rosenfeld
                                        ----------------------------------------
                                        ERIC ROSENFELD